UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 21, 2012

Liberty Global, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

12300 Liberty Boulevard Englewood, CO 80112
(Address of Principal Executive Office)

(303) 220-6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a
Registrant.

UPC Broadband Holding B.V. (UPC Broadband Holding) is an indirect subsidiary of Liberty Global, Inc. On November 21, 2012, UPC Broadband Holding entered into a new additional facility accession agreement (the Additional Facility AF Accession Agreement) under UPC Broadband Holding's senior secured bank facility (as amended, the UPC Broadband Holding Bank Facility). Pursuant to the Additional Facility AF Accession Agreement, certain lenders under facility AB (Facility AB) of the UPC Broadband Holding Bank Facility (the Rolling AB Lenders) agreed to roll their existing Facility AB commitments into a new term loan facility of $500.0 million (Facility AF). The Rolling AB lenders will novate their existing Facility AB commitments to Liberty Global Services B.V. (Liberty Global Services), a direct subsidiary of UPC Broadband Holding, and will become lenders under the new Facility AF. Certain other new lenders (the New Lenders) agreed to make available commitments that will be used to repay amounts outstanding under Facility AB of the UPC Broadband Holding Bank Facility. The underwriters of Facility AF (the Underwriters) will enter into cash novation certificates under the Additional Facility AF Accession Agreement on behalf of the New Lenders. Liberty Global Services, the initial lender under Facility AF, will novate its Facility AF commitment to the Rolling AB Lenders and to the Underwriters, as applicable. The final maturity date for Facility AF will be January 31, 2021. Facility AF will bear interest at LIBOR plus 3.00% per annum with a LIBOR floor of 1.00%. The completion of the above transactions is subject to the execution of the applicable novation certificates by the relevant parties.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.         Name

4.1
Additional Facility AF Accession Agreement, dated November 21, 2012, among UPC Financing Partnership, The Bank of Nova Scotia as Facility Agent and Security Agent and Liberty Global Services B.V. as Additional Facility AF Lender, under the UPC Broadband Holding Bank Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL, INC.

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: November 21, 2012

Exhibit Index

Exhibit No.	Name

4.1
Additional Facility AF Accession Agreement, dated November 21, 2012, among UPC Financing Partnership, The Bank of Nova Scotia as Facility Agent and Security Agent and Liberty Global Services B.V. as Additional Facility AF Lender, under the UPC Broadband Holding Bank Facility.